Exhibit 99.1

News

DRAFT FOR APPROVAL

Contact:
Scott Eckstein
Investor Relations
Curative Health Services
631-232-7044
seckstein@curativehealth.com

CURATIVE HEALTH SERVICES COMPLETES

ACQUISTION OF CRITICAL CARE SYSTEMS

Hauppauge, New York – April X, 2004 - Curative Health Services, Inc., (Nasdaq: CURE), announced today that it has completed its acquisition of Critical Care Systems, Inc. (“CCS”) for a total consideration of approximately $150 million in cash.

Critical Care Systems is a leading national provider of specialty infusion pharmaceuticals and related comprehensive clinical services.  CCS focuses on delivering four principal therapies: hemophilia clotting factor, intravenous immunoglobulin (IVIG), Total Parenteral Nutrition (TPN) and anti-infective therapies.  These core therapies represent the essential components of Specialty Infusion and account for approximately 75% of CCS’ revenues.

“Our combination with Critical Care Systems creates a powerful national force in the Specialty Infusion sector,” said Joseph Feshbach, Curative’s Chairman and Chief Executive Officer.  “We have hit our most important milestones in our pre-closing integration work and we look forward to realizing the full benefits of the transaction over the coming months and years.”

Concurrent with the closing of this transaction, Mr. Paul F. McConnell, President, Chief Operating Officer, and co-founder of CCS has assumed the role of President and Chief Operating Officer of Curative Health Services.  Mr. McConnell has also been elected to serve as a member of the Company’s board of directors.  Additionally, it is anticipated that within 18 months, Mr. McConnell will be offered the position of Chief Executive Officer of the Company, subject to the approval of the board of directors.

Mr. McConnell commented, “We are very excited about the closing of this transaction. The combination of our two companies allows us to leverage each other’s existing strengths and presents us with significant opportunities for expansion.  I am confident our complementary products and service offerings will provide us a strategic advantage as we strive to be the market leader in the Specialty Infusion business.”

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Also concurrent with the closing of this transaction, Curative has closed an offering of $185 million aggregate principal amount of 10.75% senior notes due 2011 offered in a private placement to eligible purchasers pursuant to Rule 144A and Regulation S under the Securities Act of 1933.  The net proceeds of the senior notes offering will be used to consummate the Company’s acquisition of CCS, refinance its existing credit facility and pay related fees and expenses.  The senior notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Concurrent with the transaction closing, the Company has also completed the refinancing of its existing credit facility with GE Healthcare Financial Services, a unit of GE Commercial Finance, as agent and lender to a $40 million senior secured credit facility to support permitted acquisitions, and future working capital and general corporate needs.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the senior notes; nor shall there be any sale of senior notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Curative Health Services

Curative Health Services, Inc., through its two business units, Specialty Pharmacy Services and Specialty Healthcare Services, seeks to deliver high-quality results and exceptional patient satisfaction for patients experiencing serious or chronic medical conditions.

Curative's Specialty Pharmacy Services business unit provides products and related services to help patients manage the health care process, with a particular focus on patients with chronic and critical disease states including Hemophilia, Immune System Disorders, Infectious Diseases, Nutritional Disorders, Respiratory Syncytial Virus (RSV), Multiple Sclerosis, Rheumatoid Arthritis and Cancer.

Curative’s Specialty Healthcare Services (“SHS”) business unit is an industry leader in chronic wound care management.  SHS provides a broad continuum of services to health care providers through a nationwide network.  This national network of hospital-based Wound Care Center® programs has offered comprehensive treatment to over 375,000 patients.

For more information, visit www.curative.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.  Factors that might cause such differences include, but are not limited to, risks associated with our pending acquisition of Critical Care Systems including, but not limited to, receipt of regulatory approvals required for the transaction, completion of financing and other associated conditions, uncertain market conditions that the proposed bond offering and expansion of the Company’s credit facility are subject to, integration risks and costs, risks of client retention, risks associated with the operations of the acquired business, as well as risks in our current businesses such as the termination or non-renewal of a material number of contracts, an inability to obtain new contracts, changes in the government regulations relating to the Company’s Specialty Pharmacy Services or Specialty Healthcare Services business units, changes in the regulations governing third party reimbursements for the Company’s services, manufacturing shortages of products sold by Curative’s Specialty Pharmacy Services business unit, and the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are referred to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and Form 8-K filed on April 6, 2004, for further discussion of these and other factors that could affect future results.

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